EXHIBIT 10.6


                              DEVELOPMENT AGREEMENT

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                              DEVELOPMENT AGREEMENT

                                      for a

                       TWO STORY BUILDING OF APPROXIMATELY
           89,000 RENTABLE SQUARE FEET WITH PAVED GROUND-LEVEL PARKING

                               made by and between

                             THE VINCAM GROUP, INC.,
                             -----------------------
                                  as agent for

                    FLEET REAL ESTATE, INC., or its designee

                                       and

                         CODINA DEVELOPMENT CORPORATION



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                              DEVELOPMENT AGREEMENT

         THIS DEVELOPMENT AGREEMENT ("Agreement") is entered into as of this 12th day of September, 1997, by and between CODINA DEVELOPMENT CORPORATION, a Florida corporation ("Developer"), and THE VINCAM GROUP, INC., a Florida corporation ("Agent"), as agent for Fleet Real Estate, Inc., a Rhode Island corporation, or its designee ("Owner"), pursuant to that certain agreement by and between the Owner and the Agent (the "Agency Agreement"). This Agreement shall not be effective and each and every obligation of the parties under this Agreement shall not become effective for any purpose until such Agency Agreement is executed by the parties thereto, except for those obligation of the parties set forth in the letter from the Agent to the Developer dated as of September 12, 1997.

                                   WITNESSETH:

         WHEREAS, the Agent desires to engage the Developer to develop a two story building containing approximately 89,000 Rentable Square Feet (as hereinafter defined) with paved ground-level parking for 498 vehicles and other amenities all in accordance with Public Laws (as hereinafter defined) (the "Project"), for the benefit of the Owner to own and to lease to the Agent, to be located on that certain real property more particularly described on EXHIBIT A attached hereto and made a part hereof by this reference, at the southwest corner of S.W. 72 Street and S.W. 102 Avenue in Miami, Florida (the "Site");

         WHEREAS, the Agent desires to enter into an agreement with the Developer whereby the Developer will design, secure permits for, construct, develop and deliver the Project to the Agent;

         WHEREAS, contemporaneously with the execution of this Agreement, the Developer will assign its rights, duties and obligations under the Purchase Contract (as hereinafter defined) for the Site to the Owner; and

         WHEREAS, the Owner, upon completion of the Project, will lease the Site, as improved with the Project, to the Agent pursuant to a lease between the Owner and the Agent (the "Lease").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                    RECITALS

         The foregoing recitals are true and correct and are hereby incorporated herein, and made a part hereof, by this reference.

                                    ARTICLE 2
                                   DEFINITIONS

         The following terms shall have the meanings specified in this Article 2 when used in this Agreement. The meanings specified are applicable to both the singular and plural.

         "AGENT'S MAXIMUM PAYMENT" shall mean the maximum amount payable by the Agent for this Project, which amount shall, in no event, exceed One Million and No/100 Dollars ($1,000,000.00).

         "AGREEMENT" shall mean this Agreement (including all Exhibits hereto), as it may be amended or supplemented from time to time.


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         "APPLICATION FOR PAYMENT" shall have the meaning set forth in Section
7.4.1 of this Agreement.

         "ARCHITECT" shall mean Retzsch, Lanao and Caycedo, which has been engaged by the Developer, and is responsible to the Developer for the completion of the design of the Project, pursuant to the Design Contract (as hereinafter defined), or such other architect as may be selected from time to time subject to the Agent's reasonable approval.

         "AUTHORIZED EXTENSION" shall have the meaning set forth in Section 7.6 of this Agreement.

         "BUDGET" shall mean the line item breakdown of all costs associated with the planning, permitting, design, testing, development, construction, and related costs for the Project, all contingencies, costs associated with payment and performance bonds and insurance (including builder's risk insurance), and costs associated with the negotiation and administration of contracts for, and the management of, the Project, the sum of which shall in no event exceed the Budgeted Amount and which includes the Development Fee, the Project Soft Costs, the Closing Costs, the Change Order Contingency, the Purchase Price and the Guaranteed Maximum Construction Price. The Budget as of the Execution Date is attached hereto and made a part hereof as EXHIBIT B and shall continue to be updated and developed into greater detail in accordance with the terms of this Agreement, subject, however, to the limitation on the Budgeted Amount, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency.

         "BUDGETED AMOUNT" shall mean Eleven Million and No/100 Dollars ($11,000,000.00).

         "CHANGE" shall have the meaning set forth in Section 6.3.1 of this Agreement.

         "CHANGE ORDER" shall have the meaning set forth in Section 6.3.1 of this Agreement.

         "CHANGE ORDER CONTINGENCY" shall mean the line-item contingency amount in the schedule of values for the Construction Contract Sum plus ten percent (10%) for administrative costs and real estate commissions, included solely for the purpose of allocating funding for Change Orders or Construction Change Directives, requested by the Agent, which contingency amount shall not be considered as a source of funding for any other expense of the Developer or the Owner and which amount shall be the difference between Eleven Million and No/100 Dollars ($11,000,000.00) and the actual cost of the following: the Development Fee, the Project Soft Costs, the Closing Costs, the Purchase Price and the Guaranteed Maximum Construction Price, but in no event less than Four Hundred Five Thousand Eight Hundred Seventy-six and No/100 Dollars ($405,876.00) which sum includes ten percent (10%) for administrative costs and real estate commissions.

         "CLOSING COSTS" shall mean the costs incurred by any party to this Agreement in connection with the purchase of the Site including the negotiation of this Agreement and all other agreements referenced herein, title insurance, attorney's fees, recording costs, including documentary stamps and surtax on the deed for the Site and attorney's fees, intangible taxes and recording costs on a mortgage executed by the Owner and encumbering the Site, which costs are estimated in the Budget to be Two Hundred Seven Thousand Seven Hundred Twenty-eight and No/100 Dollars ($207,728.00), and which may be adjusted in accordance with Section 7.1.1 of this Agreement.

         "CLOSING DATE" shall mean the later of: (a) the closing date set forth in the Purchase Contract; or (b) the Site Purchase Date of Completion (as hereinafter defined) unless such date is extended as provided in the Purchase Contract, but in no event later than December 1, 1997, or such earlier date as is mutually agreeable with Seller (as hereinafter defined) and the Owner, as assignee of the rights of Developer under the Purchase Contract.

         "CONCEPTUAL DRAWINGS" shall mean those certain architectural drawings depicting the concept of the Project, prepared by the Architect and set forth in the Proposal.


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         "CONSTRUCTION CHANGE DIRECTIVE" shall have the meaning set forth in
Section 6.3.3 of this Agreement.

         "CONSTRUCTION CONTRACT" shall mean the construction contract to be entered into by and between the Developer and the Contractor selected by the Developer and approved by the Agent for the construction of the Project, or any portion thereof, as such construction contract may be amended or replaced from time to time upon the Agent's reasonable approval, substantially in the form which is attached hereto and made a part hereof as EXHIBIT C.

         "CONSTRUCTION CONTRACT DOCUMENTS" shall mean the Construction Contract and all amendments thereto, and shall include the Drawings and the Specifications prepared by the Architect, and all Change Orders and Construction Change Directives executed or issued subsequent to the date of the Construction Contract.

         "CONSTRUCTION CONTRACT SUM" shall mean the sum to be paid to the Contractor in accordance with the terms of the Construction Contract, which sum includes the Cost of the Work (including the Contractor's General Conditions
Cost) plus the Contractor's Fee, and which sum shall not exceed the Guaranteed Maximum Construction Price.

         "CONTRACT TIME" shall mean the period of time commencing on the Execution Date (as hereinafter defined) and continuing until June 1, 1998, subject to extension by Change Orders and Construction Change Directives that require the critical path of the Development Schedule to be extended, if any, and Authorized Extensions.

         "CONTRACTOR" shall the mean Codina Construction Corporation, a Florida corporation, duly licensed pursuant to Chapter 489, Florida Statutes, to be engaged by the Developer, responsible for constructing the Project, or any portion thereof, pursuant to the Construction Contract, and such replacement contractor(s) as may be selected from time to time, subject to the Agent's approval.

         "CONTRACTOR'S FEE" shall mean that certain fixed amount set forth in the Construction Contract, which amount may become due and payable to the Contractor, in monthly installments proportionate to the percentage of completion of the Work, subject to a ten percent (10%) retainage as provided in the Construction Contract, and shall not exceed the sum of Three Hundred Forty-nine Thousand Six Hundred and No/100 Dollars ($349,600.00), unless increased as a result of Change Orders or Construction Change Directives in excess of the Change Order Contingency.

         "CONTRACTOR'S GENERAL CONDITIONS COST" shall mean the fixed sum of One Hundred Five Thousand and No/100 Dollars ($105,000.00),which shall be a part of the Cost of the Work and shall be payable in accordance with Section 7.4 of this Agreement, and which shall include those line item components of the Cost of the Work set forth in EXHIBIT N, attached hereto and made a part hereof by this reference.

         "COST OF THE WORK" shall mean all direct costs reasonably and necessarily incurred in the proper performance of the Work. The Cost of the Work shall include only those categories of cost set forth in EXHIBIT M attached hereto and made a part hereof.

         "DATE OF SUBSTANTIAL COMPLETION" shall mean the date on which the Developer achieves Substantial Completion of the entire Work pursuant to this Agreement, as certified by the Architect pursuant to the Architect's obligations under the Design Contract.

         "DESIGN CONTRACT" shall mean the design contract to be entered into by and between the Developer and the Architect for the completion of the design of the Project, or any portion thereof, as such design contract may be amended or replaced from time to time upon the Agent's reasonable approval, substantially in the form which is attached hereto and made a part hereof as EXHIBIT D.


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         "DESIGN DEVELOPMENT DOCUMENTS" shall mean those architectural and engineering drawings, outline specifications and other instruments of service that are based-upon the Conceptual Drawings and Outline Specifications and that delineate, fix and describe the size, character and content of the entire Project with respect to materials, architectural, structural, mechanical and electrical systems, site development and engineering, and such other elements and components of the Project as may be appropriate or necessary for the construction of the Project, all within the requirements of the Guaranteed Maximum Construction Price.

         "DEVELOPMENT FEE" shall mean the sum of Four Hundred Seventy Five Thousand and No/100 Dollars ($475,000.00) payable by the Agent to the Developer in accordance with Article 7 of this Agreement.

         "DEVELOPMENT SCHEDULE" shall mean the critical path schedule of events, dates and milestones for the timely completion of the Project, as set forth in EXHIBIT E attached hereto and made a part hereof.

         "DRAWINGS" shall mean the graphic representations prepared by the Architect which describe the Work to be performed by the Contractor, including plans, elevations, sections, details, schedules and diagrams.

         "EFFECTIVE TERMINATION DATE" shall have the meaning set forth in
Section 9.6 of this Agreement.

         "EVENT OF FORCE MAJEURE" shall mean damage caused by fire, windstorm or other casualty or by governmental directive or order or labor dispute in no way chargeable to the Developer, the Architect or the Contractor, or by any extraordinary conditions arising out of war or government regulations, or by any other cause beyond the control of and not due to any fault, neglect, act or omission of the Agent, the Developer, the Architect, the Contractor, their officers, directors, agents, employees, consultants, Subcontractors or suppliers.

         "EVENTS OF DEVELOPER'S DEFAULT" shall have the meaning set forth in
Section 9.2 of this Agreement.

         "EVENTS OF AGENT'S DEFAULT" shall have the meaning set forth in Section
9.3 of this Agreement.

         "EXECUTION DATE" shall mean September 12, 1997.

         "FINAL COMPLETION" shall have the meaning set forth in Section 7.5.1 of this Agreement.

         "FINAL PLAN OF DEVELOPMENT" shall have the meaning set forth in Section
5.2.3 of this Agreement.

         "GUARANTEED FINAL COMPLETION DATE" shall mean July 31, 1998, subject to extension by Change Orders and Construction Change Directives that require the critical path of the Development Schedule to be extended in the Developer's reasonable discretion, if any, and Authorized Extensions, which is the date the Developer guarantees that the Project shall have satisfied the requirements for Final Completion, provided, however, in the event a temporary certificate of occupancy has been issued by the appropriate governmental authority the Guaranteed Final Completion Date shall be the earlier of (i) July 31, 1998, subject to extension by Change Orders and Construction Change Directives that require the critical path of the Development Schedule to be extended, if any, and Authorized Extensions, or (ii) the expiration date of such temporary certificate of occupancy, as such temporary certificate of occupancy may be extended in accordance with Public Laws.

         "GUARANTEED MAXIMUM CONSTRUCTION PRICE" shall mean a sum which shall, in no event, exceed the amount of Four Million Four Hundred Seventy-nine Thousand One Hundred Thirteen and No/100 Dollars ($4,479,113.00), unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency, subject to adjustment as provided in Section 7.1.1.

         "LENDER" shall have the meaning set forth in Section 6.1 of this Agreement.

         "OUTLINE SPECIFICATIONS" shall mean those certain outline specifications contained in the Proposal.


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         "PERMITTED EXCEPTIONS" shall mean the exceptions to title listed in
EXHIBIT F of this Agreement.

         "PHASE I SERVICES" shall have the meaning set forth in Section 5.2.1 of this Agreement.

         "PHASE II SERVICES" shall have the meaning set forth in Section 5.2.2 of this Agreement.

         "PHASE III SERVICES" shall have the meaning set forth in Section 5.2.3 of this Agreement.

         "PHASE IV SERVICES" shall have the meaning set forth in Section 5.2.4 of this Agreement.

         "PROJECT" shall have the meaning set forth in the recitals to this Agreement.

         "PROJECT SOFT COSTS" shall mean those costs and fees reasonably and necessarily incurred for the Project for architectural services, engineering services, environmental services (excluding clean-up costs associated with the Site which entails, without limitation, the removal of a pile of roughly 200 tires, the filling of an open excavation of approximately 70 feet by 30 feet and the removal of miscellaneous debris, including a large portion of a derelict automobile and which clean-up costs shall be paid solely by the Seller) and administrative services, legal fees, governmental and impact fees, costs for utilities, taxes, insurance costs, and other similar costs and fees, not otherwise included in the Construction Contract Sum, which costs and fees shall, in no event, exceed the amount of One Million Seven Hundred Eighty-five Thousand Five Hundred Thirty-six and No/100 Dollars ($1,785,436.00), subject to adjustment as provided in Section 7.1.1.

         "PROPOSAL" shall mean that certain proposal for The Vincam Group, Inc. prepared by Codina Development Corporation and made effective as of May 17, 1997, attached hereto and made a part hereof as EXHIBIT G.

         "PUBLIC LAWS" shall mean all applicable federal, state and local laws, codes, ordinances, rules, regulations, standards or orders of any public authority having jurisdiction over the Project, including building, health, labor, safety, licensing, environmental or zoning laws, codes, ordinances, rules, regulations, standards or orders of any such public authority.

         "PUNCH LIST" shall have the meaning set forth in Section 7.4.5 of this Agreement.

         "PURCHASE CONTRACT" shall mean that certain Contract for Sale and Purchase made and entered into by and between Nicoi Investment, Inc., a Florida corporation, as seller and Developer, as buyer, dated as of May 7, 1997, as amended pursuant to those certain letter agreements dated June 6, 1997 and July 22, 1997, a copy of each of which is attached hereto and made a part hereof as EXHIBIT H.

         "PURCHASE PRICE" shall have the meaning given to such term in the Purchase Contract, and which price shall, in no event, exceed the amount of Two Million Five Hundred Fifty Thousand and No/100 Dollars ($2,550,000.00), unless otherwise agreed to by the Agent and the Developer.

         "RENTABLE SQUARE FEET" shall mean the square footage calculated by the Architect, and verified by using building office management association ("BOMA") standards.

         "SCOPE OF WORK" shall mean the aggregate of all Work required to complete the Project.

         "SELLER" shall mean Nicoi Investment, Inc., a Florida corporation.

         "SITE PURCHASE DATE OF COMPLETION" shall mean that date on which the conditions precedent set forth in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 hereof have been satisfied or waived in writing by the Agent.


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         "SPECIFICATIONS" shall mean the written requirements for materials, equipment, construction systems, and other aspects of the Work, prepared by the Architect, which describe Work to be performed by the Contractor.

         "SUBCONTRACTOR" shall mean any subcontractor in privity with any contractor or any subcontractor, at any tier.

         "SUBSTANTIAL COMPLETION" shall mean the stage in the progress of the Work when: (a) all final inspections and certifications have been obtained by, through or on behalf of the Developer pursuant to all governmental requirements, including, without limitation, certificates of occupancy issued by the appropriate governmental authority to entitle occupancy of the Project for its intended use, (b) evidence, reasonably acceptable to the Agent, of such inspections and certifications has been delivered to the Agent, and (c) all interior and exterior construction, including, without limitation, all heating, ventilating and air conditioning systems, all electrical systems, all tenant improvements, all mechanical systems, all conduits and raceways for security, data, telecommunications and information systems, including conduits and raceways for fiber optic lines, all paving, grading, drainage, irrigation and landscape work, including roadway and utility improvements to be completed off-Site and all parking areas and curb cuts have been completed to the extent and in the manner required by the Construction Contract (except that completion of reasonable punch list items shall not be required prior to certification of Substantial Completion), such that all of the improvements within the entire Scope of the Work are physically habitable, operational and usable for their intended purposes.

         "TEMPORARY SPACE" shall mean approximately 19,240 Rentable Square Feet of office space and 96 parking spaces at the office building located at 8500 N.W. 33rd Street, Miami, Florida 33166 and known as Westside Plaza.

         "TOTAL PROJECT COST" shall mean the sum of the Development Fee, the Project Soft Costs, the Purchase Price, the Closing Costs, and the Construction Contract Sum, which sum shall include all costs associated with the acquisition of the Site, the planning, permitting, design, testing, development and construction of the Project, to be paid or caused to be paid by the Agent pursuant to this Agreement, and which sum shall, in no event, exceed the Budgeted Amount.

         "WORK" shall mean all labor, materials, equipment and services, or any portion thereof, that are indicated on, inferable from, or incidental to the Construction Contract Documents, that are likely to be required in accordance with any Public Law, or that are properly and customarily included within the general scope of work included into similar projects, including, but not limited to, all types and quantities of components, items, systems, materials and methods of construction to be included in the Project, whether or not indicated on the Drawings and Specifications, in order to produce a first-class Project fit for the Agent's intended purposes.

                                    ARTICLE 3
                      ACQUISITION AND OWNERSHIP OF THE SITE

3.1 CONDITIONS PRECEDENT TO THE AGENT'S OBLIGATIONS. Notwithstanding anything to the contrary contained in this Agreement, the Agent shall not be obligated to perform any obligations under this Agreement, unless and until the following conditions precedent have been satisfied by the Seller or waived, in writing, by the Agent:

         3.1.1 COMPLIANCE WITH PURCHASE CONTRACT. The Seller shall have, at its sole cost and expense, performed all of its obligations under the Purchase Contract, including, without limitation, its obligation to clean-up the Site and fill the Site to grade, in accordance with those certain amendments to the Purchase Contract by letter agreements dated June 6, 1997 and July 22, 1997.


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         3.1.2 TITLE. Good, marketable and fee simple title of record and in fact to the Site shall be vested in the Seller on or before the Closing Date, subject only to the Permitted Exceptions and such other matters as the Seller shall cause to be removed at or prior to the Closing Date.

         3.1.3 DELIVERIES REQUIRED BY THE TITLE COMMITMENT. The Seller shall deliver to the Agent, satisfactions, releases or other documents required by the title commitment issued by the Agent's counsel, including, but not limited to, such documentation as the title underwriter may require in order to delete the "gap" exception from the title commitment on the Closing Date.

         3.1.4 PLAT ISSUES. All easements, reservations, dedications and owner's restrictions set forth in the plat recorded in Plat Book 115, Page 69 of the Public Records of Dade County Florida (the "Original Plat") shall have been terminated of record through replatting the Site pursuant to a plat acceptable to the Owner and Agent, the Agent's title underwriter shall have agreed to delete from the Agent's title commitment any title exception regarding matters set forth on the Original Plat and the Seller shall have executed and recorded in the Public Records of Dade County, Florida an affidavit confirming the Seller's intent to terminate the restrictions and other matters set forth in the Original Plat.

         3.1.5 CEILING HEIGHT AND SITE PLAN. The Seller shall have obtained all permits and approvals with all appeal periods having expired, from Metropolitan Dade County, Florida which permits the construction of a structure at the Site of two (2) stories of office space, with each story having an interior height dimension, as measured from the floor slab to the ceiling tiles or other finished ceiling material, of nine (9) feet and which permits the Project to be constructed in substantial compliance with the Site plan, dated September 15, 1997, as prepared by Retzch, Lanao and Caycedo (the "Site Plan"). The Site Plan is attached hereto and made a part hereof as EXHIBIT R.

3.2 SATISFACTION OF CONDITIONS PRECEDENT. In the event that any of the foregoing conditions precedent set forth in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 of this Agreement are not satisfied or waived as provided in Section 3.1 of this Agreement, and before the Closing Date, then this Agreement shall be terminated and of no further force or effect, and the parties shall be released from all further obligations hereunder; provided, however, the Developer shall pay to the Agent any monies paid by the Agent in connection with the Purchase Contract and this Agreement, including, without limitation, the Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) deposit, and Twenty-eight Thousand Six Hundred Thirty-seven and No/100 Dollars ($28,637.00) of Project Soft Costs paid by the Agent, less Eighty Thousand and No/100 Dollars ($80,000.00).

3.3 DEVELOPER'S DELIVERIES. Simultaneous with execution of this Agreement, Developer shall furnish or make available to the Agent the following:

         3.3.1 PERMITS. To the extent available, copies of zoning variances (if any), subdivision plats, and any proposed replat, together with supporting documentation as filed currently with Dade County, governmental permits, approvals, development orders, orders, certificates and other licenses relating to the Site and other correspondence with governmental authorities related to the foregoing (including, without limitation, any default notices).

         3.3.2 TAXES. A copy of the 1996 real estate tax bill for the Site, and if paid, a copy of receipt(s) evidencing such payment.

         3.3.3 ABSTRACT OF TITLE; TITLE POLICY; SURVEY. Such title evidence as is required to be delivered by the Seller to the Purchaser pursuant to the Purchase Contract covering the period commencing with the earliest public records through a date fifteen (15) days prior to the Execution Date, together with an existing title insurance policy (if any) for the Site and any existing survey (if any) for the Site.

         3.3.4 ORGANIZATIONAL DOCUMENTS. Certified copy of the articles of incorporation of Seller, as certified by the Secretary of State, State of Florida; a copy of the by-laws of Seller, certified by the Secretary


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of Seller to be true, correct and complete, if available, upon the Developer using its reasonable efforts to obtain same from the Seller; and a certificate of good standing for Seller, from the Secretary of State, State of Florida.

         3.3.5 ENVIRONMENTAL REPORTS. To the extent in the Developer's possession or control, copies of any environmental reports or audits and related documentation, including soil tests, engineering reports and similar data and technical information related to the Site, which reports shall confirm the filling to grade of an open excavation of approximately 70 feet by 30 feet and the removal of miscellaneous debris, including portions of automobiles have been accomplished to the Agent's satisfaction.

3.4 DEVELOPER'S REPRESENTATIONS, WARRANTIES AND COVENANTS AS TO THE SITE. The Developer represents, warrants and covenants with the Agent as of the Execution Date as follows:

         3.4.1 LEASES. As of the Closing Date, to the Developer's knowledge, there shall be no leases or other rights to use or occupy the Site or any portion thereof.

         3.4.2 ABILITY TO PERFORM. To the Developer's knowledge, the Seller has full power to execute, deliver and carry out the terms and provisions of the Purchase Contract and has taken all necessary action to authorize its execution, delivery and performance of the Purchase Contract. To the Developer's knowledge, the person who executed the Purchase Contract on behalf of the Seller was duly authorized to do so, and the Purchase Contract constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by applicable bankruptcy or other laws relating to creditors rights generally.

         3.4.3 NO ACTIONS. To the best of the Developer's knowledge, upon reasonable inquiry, there are no actions, suits or proceedings, pending or to the best of Developer's knowledge threatened before any court, commission, agency or administrative authority against, or affecting, the Site, including, without limitation, actions for condemnation of the Site or any part thereof, and the Site is not the subject of any order or decree other than those of general application.

         3.4.4 COMPLIANCE WITH LAW. The Developer has received no written notice and otherwise has no reason to believe that the Site is in violation of any Public Laws applicable to the Site. The Developer has received no written notice and otherwise has no reason to believe that any of the permits, certificates, licenses or approvals required for the construction and use of the Project cannot be obtained as contemplated pursuant to this Agreement.

         3.4.5 UTILITIES. To the best of the Developer's knowledge, upon reasonable inquiry, there is no pending or threatened curtailment of any utility service presently being supplied to the Site. To the best of the Developer's knowledge, upon reasonable inquiry, water, sanitary sewer, electrical and telecommunication utility services and facilities, including fiber optic lines, with a capacity to provide such services to the Site in accordance with the Agent's intended use are available at the Site, and such capacity shall be available to serve the Agent's intended use of the Site.

         3.4.6 ASSESSMENTS. To the best of the Developer's knowledge, upon reasonable inquiry, no special assessments for public improvements have been made against the Site which are unpaid, including, without limitation, those for construction of sewer, water and other utility lines, streets, sidewalks and curbs, and there are no pending liens on account thereof.

         3.4.7 DISCLOSURE. There is no fact regarding the Site within the Developer's knowledge, upon reasonable inquiry, which adversely affects the Site in any material fashion, that has not been disclosed to the Agent in writing.

         3.4.8 OTHER CONTRACTS. To the best of the Developer's knowledge, upon reasonable inquiry, the Seller has disclosed, and delivered to the Developer a true copy of any and all contracts or agreements under which Seller is obligated in connection with the Site.


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         3.4.9 REAL ESTATE BROKER/SALESMEN. The Developer and the Seller have not employed or contacted any real estate broker or salesman regarding the Purchase Contract who may be entitled to a commission except Alex Embry & Associates, to whom the Seller shall pay a commission of four percent (4%) of the Purchase Price and Codina Bush Klein Oncor International, to whom Seller shall pay a commission of three percent (3%) of the Purchase Price (collectively, the "Broker"). The Developer hereby agrees to defend, indemnify and hold the Owner and the Agent harmless from and against any claim, loss, liability or expense (including court costs, reasonable attorneys' fees, and expert fees) in connection with any claims or demands for brokerage or finder's fees or other similar commissions or compensation made by the Broker or any and all other brokers, salesmen or finders claiming to have dealt with the Developer in connection with the Purchase Contract or the consummation of same as of the Closing Date contemplated under the Purchase Contract. The warranty and obligations in this Section 3.4.9 shall survive after the Closing Date or the termination of this Agreement for any reason.

3.5 ASSIGNMENT OF PURCHASE CONTRACT. Upon written request of the Agent, but in no event later than the date upon which the obligations set forth in Article 3 hereof have been performed and the conditions precedent set forth therein have been satisfied or waived in accordance with Article 3 hereof, the Developer shall assign all of its rights, duties and obligations under the Purchase Contract to the Owner. Notwithstanding the foregoing, the Owner shall not be obligated to assume the Developer's rights, duties and obligations under the Purchase Contract unless and until the obligations set forth in Article 3 hereof have been performed and the conditions precedent set forth therein have been satisfied or waived in accordance with Article 3 hereof. In connection therewith, the Developer shall request the Seller to provide to the Owner and the Agent an estoppel letter from the Seller, which shall provide, among other things, that there are no existing defaults by the Developer under the Purchase Contract or any circumstances under the Purchase Contract in which the giving of notice or lapse of time would constitute a default, the exact amounts of the deposits under the Purchase Contract currently being held by the Seller or the escrow agent thereunder, confirmation of the Closing Date and a consent to the assignment of the Purchase Contract to the Owner. In the event the Developer is unable to obtain said estoppel letter from the Seller as provided above, the Developer shall substitute its own estoppel letter containing the information described above and such other additional information as reasonably requested by the Owner and the Agent.

                                    ARTICLE 4
                               TIME FOR COMPLETION

The Developer and the Agent agree that time is of the essence for completion of the Work in accordance with this Agreement. The Developer agrees to achieve Substantial Completion of the Project on or before the expiration of the Contract Time. The Developer agrees to achieve Final Completion of the Project on or before the Guaranteed Final Completion Date.

                                    ARTICLE 5
                     DEVELOPER'S DUTIES AND RESPONSIBILITIES

5.1      GENERAL

         5.1.1 BUILDING PERMIT. From and after the Execution Date, the Developer shall use its best efforts to obtain the building permit for the Project and satisfy the requirements set forth in Sections 3.1.4 and 3.1.5 of this Agreement as soon as possible. Notwithstanding anything contained in this Agreement to the contrary, in the event the Developer has not satisfied the requirements set forth in Sections 3.1.4 and 3.1.5 of the Agreement, obtained a building permit for the Project prior to the Closing Date and issued the Notice to Proceed required under paragraph 4.2 of the Construction Contract prior to the Closing Date, then, at the Agent's option, this Agreement may be terminated whereupon this Agreement shall be of no further force or effect, and the parties shall be released from all further obligations hereunder; provided, however, the Developer shall pay to the Agent any monies paid by the Agent in connection with the Purchase Contract and this Agreement including, without limitation, the Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) deposit, and Twenty-eight Thousand Six Hundred Thirty-seven and No/100 Dollars ($28,637.00) less Eighty Thousand and No/100 Dollars ($80,000.00).

         5.1.2 CONTRACTS. The Developer shall have the right to negotiate and to execute in its name, all contracts and agreements for the Project, including, without limitation, the Design Contract and the Construction Contract. The final forms of the Design Contract and the Construction Contract shall be subject to the approval of the Agent, which approval shall not be unreasonably withheld or delayed, and such contracts shall not be amended without the Agent's prior consents thereto.

         5.1.3 CURB CUT/MEDIAN CUT. The Developer shall use its best efforts to obtain all governmental permits and approvals required in order to allow design and construction of the necessary curb cuts and median cuts required for direct ingress and egress to and from the Site for westbound traffic on S.W. 72nd Street.

         5.1.4 TRANSMISSION LINES. The Developer shall retain the services of a consultant which will develop design and construction solutions in order to ensure that the operation of the Agent's business operations at the Site, including, without limitation, telephone, computer and other telecommunication services (the "Business Operations") are not affected by the existence of the Florida Power and Light transmission lines and equipment located on or adjacent to the Site (the "FPL Facilities"). The costs and expenses incurred in connection with any work required to be done in connection with the Project in order to ensure that the FPL Facilities do not affect the Agent's Business Operations at the Site shall be included in the Budgeted Amount, but shall not be paid from the Change Order Contingency.

5.2      DEVELOPER'S SERVICES

         5.2.1    PHASE I SERVICES.

                  5.2.1.1  Within fourteen (14) days from the Execution
                           Date, the Developer shall prepare, or cause others to prepare, and submit to the Agent, for the Agent's acceptance, an initial plan of development consisting of, among other things, the Conceptual Drawings, the Outline Specifications, the Development Schedule, and the Budget (the "Phase I Plan of Development"). Upon receipt of a complete Phase I Plan of Development from the Developer, the Agent shall have fourteen
                           (14) days to review same (the "Phase I Review Period"). On or before the expiration of the Phase I Review Period, the Agent shall either: (i) accept the Phase I Plan of Development by transmitting written notice of acceptance to the Developer, or (ii) transmit, in writing, its review comments to the Developer. Upon the receipt of such review comments by the Developer, but in no event later than fourteen
                           (14) days from the date of receipt by the Developer of such review comments, the Developer shall incorporate such review comments into the Phase I Plan of Development or shall notify the Agent, in writing, that such review comments, if it is the case, cannot be incorporated into the Phase I Plan of Development because such review comments, if incorporated into the Phase I Plan of Development, would have a material and adverse impact upon the Project (a "Phase I Issue"). In the event that the Developer incorporates such review comments into the Phase I Plan of Development, the Developer shall resubmit the Phase I Plan of Development to the Agent, and the above-described process of the Agent's review and the Developer's revisions will continue until the Agent accepts the Phase I Plan of Development; provided, however, the Agent, in connection with its review of any comments, may not include any new review comments unrelated to those that were previously provided in its prior comments to the Phase I Plan of Development. Additionally, if the Agent fails to provide its review comments within the appropriate Phase I Review Period, the Phase I Plan of Development shall be deemed accepted upon the expiration of the most current Phase I Review Period, except as to any unaddressed review comments remaining from any prior Phase I Review Period. In the event of the occurrence of a Phase I Issue, the Agent shall be entitled to avail itself of the dispute resolution procedure set forth in this Agreement to resolve such a Phase I Issue. The Phase I Plan of Development shall be deemed to have been accepted by the Agent upon the later of: (1) the date of receipt by the Developer of written notices of acceptance of the Phase I Plan of Development from the Agent, or (2) in the event that the Agent avails itself of the dispute resolution process, the date that the dispute is decided or settled.

                  5.2.1.b The Developer shall take all other actions reasonably necessary to perform, or cause others to perform, its obligations set forth in this Agreement.

                  5.2.1.3 Prior to proceeding to the Phase II Services, the Developer shall confirm to the Agent, in writing, that: (i) the Developer will achieve Substantial Completion of the Project on or before the expiration of the Contract Time; (ii) the Developer will achieve Final Completion of the Project on or before the Guaranteed Final Completion Date; (iii) the Developer will complete the Project within the Budgeted Amount, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency; and (iv) the Developer will complete the Work, by itself or through others, for an amount not to exceed the Guaranteed Maximum Construction Price, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency.

         5.2.2    PHASE II SERVICES.

                  5.2.2.1 Within fourteen (14) days from the date of the Agent's acceptance of the Phase I Plan of Development, the Developer shall prepare, or cause others to prepare, and submit to the Agent, for the Agent's acceptance, an updated plan of development consisting of, among other things, the Design Development Documents, a revised Development Schedule, and a revised Budget (the "Phase II Plan of Development"). Upon receipt of a complete Phase II Plan of Development from the Developer, the Agent shall have fourteen (14) days to review same (the "Phase II Review Period"). On or before the expiration of the Phase II Review Period, the Agent shall either: (i) accept the Phase II Plan of Development by transmitting a written notice of acceptance to the Developer, or (ii) transmit, in writing, its review comments to the Developer. Upon the receipt of such review comments by the Developer, but in no event later than fourteen (14) days from the date of receipt by the Developer of such review comments, the Developer shall incorporate such review comments into the Phase II Plan of Development or shall notify the Agent, in writing, that such review comments, if it is the case, cannot be incorporated into the Phase II Plan of Development because such review comments, if incorporated into the Phase II Plan of Development, would have a material and adverse impact upon the Project (a "Phase II Issue"). In the event that the Developer incorporates such review comments into the Phase II Plan of Development, the Developer shall resubmit the Phase II Plan of Development to the Agent and the above-described process of the Agent's review and the Developer's revisions will continue until the Agent accepts the Phase II Plan of Development; provided, however, the Agent, in connection with its review of any comments, may not include any new review comments unrelated to those that were previously provided in its prior comments to the Phase II Plan of Development. Additionally, if the Agent fails to provide its review comments within the appropriate Phase II Review Period, the Phase II Plan of Development shall be deemed accepted upon the expiration of most current Phase II Review Period, except as to any unaddressed review comments remaining from any prior Phase II Review Period. In the event of the occurrence of a Phase II Issue, the Agent shall be entitled to avail itself of the dispute resolution procedure set forth in this Agreement to resolve such Phase II Issue. The Phase II Plan of Development shall be deemed to have been accepted by the Agent upon the later of: (1) the date of receipt by the Developer of written notice of acceptance of the Phase II Plan of Development from the Agent, or (2) in the event that the Agent avails itself of the dispute resolution process, the date that the dispute is decided or settled.

                  5.2.2.2 The Developer shall take all other actions reasonably necessary to perform, or cause others to perform, its obligations set forth in this Agreement.

                  5.2.2.3  Prior to proceeding to the Phase III
                           Services, the Developer shall confirm to the Agent, in writing, that: (i) the Developer will achieve Substantial Completion of the Project on or before the expiration of the Contract Time; (ii) the Developer will achieve Final Completion of the Project on or before the Guaranteed Final Completion Date; (iii) the Developer will complete the Project within the Budgeted Amount, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency; and (iv) the Developer will complete the Work, by itself or through others, for an amount not to exceed the Guaranteed Maximum Construction Price, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency.

         5.2.3    PHASE III SERVICES.

                  5.2.3.1 Within fourteen (14) days from the Agent's acceptance of the Phase II Plan of Development, the Developer shall prepare, or cause others to prepare, and submit to the Agent, for the Agent's acceptance, a further updated plan of development consisting of, among other things, the final Drawings and Specifications, a revised Development Schedule, and a revised Budget (the "Final Plan of Development"). Upon receipt of a complete Final Plan of Development from the Developer, the Agent shall have fourteen
                           (14) days to review same (the "Final Review Period"). On or before the expiration of the Final Review Period, the Agent shall either: (i) accept the Final Plan of Development by transmitting a written notice of acceptance to the Developer, or (ii) transmit, in writing, its review comments to the Developer. Upon the receipt of such review comments by the Developer, but in no event later than fourteen (14) days from the date of receipt by the Developer of such review comments, the Developer shall incorporate such review comments into the Final Plan of Development or shall notify the Agent, in writing, that such review comments, if it is the case, cannot be incorporated into the Final Plan of Development because such review comments, if incorporated into the Final Plan of Development, would have a material and adverse impact upon the Project (a "Phase III Issue"). In the event that the Developer incorporates such review comments into the Final Plan of Development, the Developer shall resubmit the Final Plan of Development to the Agent and the above-described process of the Agent's review and the Developer's revisions will continue until the Agent accepts the Final Plan of Development; provided, however, the Agent, in connection with its review of any comments, may not include any new review comments unrelated to those that were previously provided in its prior comments to the Final Plan of Development. Additionally, if the Agent fails to provide its review comments within the appropriate Final Review Period, the Final Plan of Development shall be deemed accepted upon the expiration of the most current Final Review Period, except as to any unaddressed review comments remaining from any prior Final Review Period. In the event that the Developer notifies the Agent of the occurrence of a Phase III Issue, the Agent shall be entitled to avail itself of the dispute resolution procedure set forth in this Agreement to resolve such Phase III Issue. The Final Plan of Development shall be deemed to have been accepted by the Agent upon the later of: (1) the date of receipt by the Developer of written notice of acceptance of the Final Plan of Development from the Agent, or (2) in the event that the Agent avails itself of the dispute resolution process, the date that the dispute is decided or settled.

                  5.2.3.2 The Developer shall take all other actions reasonably necessary to perform, or cause others to perform, its obligations set forth in this Agreement.

                  5.2.3.3 Prior to proceeding to the Phase IV Services, the Developer shall confirm, to the Agent, in writing, that: (i) the Developer will achieve Substantial Completion of the Project on or before the expiration of the Contract Time; (ii) the Developer will achieve Final Completion of the Project on or before the Guaranteed Final Completion Date; (iii) the Developer will complete the Project within the Budgeted Amount, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency; and (iv) the Developer will complete the Work, by itself or through others, for an amount not to exceed the Guaranteed Maximum Construction Price, unless increased due to Change Orders or Construction Change Directives in excess of the Change Order Contingency.

         5.2.4    PHASE IV SERVICES.

                  5.2.4.1 The Developer shall construct the Project, or cause the Project to be constructed by others, in accordance with the Final Plan of Development.

                  5.2.4.2 The Developer shall provide construction administration services and be solely responsible for, and have control over, the construction means, methods, techniques, sequences and procedures affecting the Work, and coordinate all portions of the Project, so that, (i) the Developer will achieve Substantial Completion of the Project on or before the expiration of the Contract Time; (ii) the Developer will achieve Final Completion of the Project on or before the Guaranteed Final Completion Date; (iii) the Developer will complete the Project within the Budgeted Amount, unless increased due to Change Orders and Construction Change Directives in excess of the Change Order Contingency; and (iv) the Developer will complete the Work, by itself or through others, for an amount not to exceed the Guaranteed Maximum Construction Price, unless increased due to Change Orders and Construction Change Directives in excess of the Change Order Contingency.

                  5.2.4.3 The Developer shall take all other actions reasonably necessary to perform its obligations set forth in this Agreement.

5.3 INTENDED THIRD-PARTY BENEFICIARY STATUS. The Developer agrees to name the Owner, the Agent and the Lender as intended third-party beneficiaries in the Design Contract, in the Construction Contract, and in any consultant agreements. Further, the Developer agrees to require the Architect, the Contractor and any consultant to name the Owner, the Agent and the Lender as intended third-party beneficiaries in any subconsultant agreement or subcontract, as the case may be, made by and between any Architect and any subconsultant, made by and between any Contractor and any Subcontractor, or made by and between any consultant and any subconsultant. The Developer shall contractually obligate the Contractor to name the Owner, the Agent, and the Lender as co-obligees on the Contractor's performance bond and its labor and material payment bond, if any, as required pursuant to the Construction Contract. In the event that such a

Contractor's performance bond and labor and material payment bond are required by the Owner for the Project, the premiums for such bonds shall be payable from the Change Order Contingency.

5.4 ACCESS AND AUDITS. As part of its obligations, Developer shall maintain, for purposes of accounting and audit under this Agreement, complete and accurate accounts and original records, from the Developer, the Contractor, the Architect and any other persons or entities engaged with respect to this Agreement, reflecting all of the transactions of the Project to justify all charges, expenses and costs constituting the Cost of the Work and as otherwise may be incurred by the Developer in performing all of its obligations under this Agreement. The accounts and records will be kept in accordance with generally accepted accounting principles for a period of three (3) years after Final Completion. Such books and records shall be adequate to provide the Agent with all financial information as may be needed by the Agent for the purposes of satisfying the financial reporting obligations of the Agent.

5.5 OWNERSHIP OF DOCUMENTS. On or before the Guaranteed Final Completion Date, or the Effective Termination Date, whichever is earlier, the Developer shall deliver to the Agent, two (2) copies of such documents and materials received by, or otherwise in the possession of, the Developer, prepared by the Architect, the Contractor or any other persons or entities engaged with respect to this Agreement. All such documents and materials shall be and remain the Agent's property, and the Developer hereby agrees that such documents and materials shall not be subject to any claims or rights of others, including copyright claims.

5.6 DEVELOPER'S REPRESENTATIONS AND WARRANTIES. The Developer hereby warrants and represents to the Agent that the Developer is duly organized, validly existing and in good standing under the laws of the State of Florida; the Developer has full power and authority to carry on its business as presently being conducted and as contemplated to be conducted hereunder and to execute, deliver and perform its obligations under this Agreement; the Developer has received Twenty-eight Thousand Six Hundred Thirty-seven and No/100 Dollars ($28,637.00) of the Project Soft Costs, Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) of deposits for the Seller toward the Purchase Price, and the person(s) executing this Agreement on behalf of the Developer have been duly authorized to execute and deliver this Agreement on behalf of the Developer.

5.7      DEVELOPER'S COVENANTS.

         5.7.1 Commencing on September 15, 1997 and continuing until the Developer has achieved Substantial Completion of the Project, the Developer shall provide the Agent with Temporary Space pursuant to a sublease to be entered into by and between the Developer, as subtenant and Blue Cross and Blue Shield of Florida, Inc., a Florida not-for-profit corporation, as sublandlord, on mutually acceptable terms and conditions (the "Sublease"). The Sublease shall provide, among other things, that the rental cost, including the base rent and any and all additional rents associated with such Temporary Space, the cost of all utilities serving the Temporary Space for the duration of the Agent's tenancy, shall be paid by the Developer, provided that an Event of Agent's Default does not occur, until the earlier of (i) fifteen (15) days after the date the Agent receives written notice from the Architect that the Developer has achieved Substantial Completion or (ii) October 11, 1998, subject to extension for the same period of any Authorized Extensions not caused directly by the Agent. The Agent shall pay for all moving and relocation costs of the Agent. In the event that the Developer has not achieved Substantial Completion of the Project by OCTOBER 11, 1998, subject to extension for the same period of any Authorized Extensions not caused directly by the Agent, then the Agent shall be entitled to remain in the Temporary Space on the same terms and conditions as set forth in the Sublease, except the Agent shall pay the Developer a sum in the amount of Twenty-eight Thousand Two Hundred Eighteen and 67/100 Dollars ($28,218.67) plus applicable sales tax per month for its use of the Temporary Space. Prior to occupancy of the Temporary Space, the Agent shall provide, at its sole cost, the insurance coverages described on EXHIBIT I attached hereto. Within five (5) days after the Execution Date, the Developer shall provide a copy of the proposed Sublease to the Agent along with a written consent from the Developer's landlord for the Agent to occupy such Temporary Space. Within fifteen (15) days after Substantial Completion, the Agent shall vacate the Temporary Space and leave same in the same condition as it existed upon commencement of the Agent's occupancy, reasonable wear and tear excepted. The parties acknowledge and agree that

Developer's covenant as set forth herein is a material inducement to the Agent to enter into this Agreement. In the event the Developer fails to deliver occupancy of the Temporary Space to the Agent on September 15, 1997 as required pursuant to this Agreement and the Sublease, the Developer shall pay to the Agent the sum of One Thousand and No/100 Dollars ($1,000.00) per day, for each and every day until the earlier of: (i) the date that the Temporary Space is made available for the Agent's proper use and occupancy in accordance herewith and in accordance with the Sublease; or (ii) the date of Substantial Completion, except for days of Authorized Extensions due to an event of Force Majeure.

         5.7.2 The Developer shall comply with Public Laws in the performance of its obligations under this Agreement and shall cause the Architect, the Contractor and any other persons or entities engaged with respect to this Agreement to comply with Public Laws.

         5.7.3 The Developer shall, by itself or through others, construct and complete the Project in accordance with the Final Plan of Development. The Developer shall perform its obligations hereunder, including the Work, by itself or through others, in strict accordance with this Agreement, the Construction Contract Documents, including the Drawings and Specifications, and within the Guaranteed Maximum Construction Price. The Developer shall achieve Substantial Completion of the Project, by itself or through others, on or before the expiration of the Contract Time. The Developer shall achieve Final Completion of the Project on or before the Guaranteed Final Completion Date. Subject to the terms and provisions of this Agreement, the Developer shall complete the Project within the Budgeted Amount and the Developer shall complete the Work, by itself or through others, for a sum that does not exceed the Guaranteed Maximum Construction Price. In the event that the Work is completed for a sum that is less than the Guaranteed Maximum Construction Price, all savings shall accrue to the benefit of the Agent.

5.8 DEVELOPER'S DECISION AUTHORITY. All decisions to be made by the Developer shall be made by O. Ford Gibson, Eric D. Swanson, or Robert G. Ferranti or such other person designated by the Developer, by providing such person's name in writing to the Agent as provided in Section 10.1 below.

                                    ARTICLE 6
                   AGENT'S RIGHTS, DUTIES AND RESPONSIBILITIES

6.1      GENERAL

         From and after the date the Owner acquires the Site, the Agent shall make the Site available to the Developer and shall: (i) execute such documents and agreements as may be necessary to: give sufficient and unrestricted access to the Developer to the Site in order to enable the Developer to carry out the functions described herein for the development and construction of the Project;
(ii) provide the Developer with copies of all relevant documents and agreements, within the possession of the Agent, as may be reasonably necessary to enable Developer to perform its functions hereunder; and (iii) obtain financing from a financial institution (the "Lender"), for the development and construction of the Project as outlined in the Budget for an amount no less than the Budgeted Amount and upon request by the Developer, the Agent shall provide a copy of the Lender's commitment letter for the Project to the Developer.

6.2      AGENT'S REPRESENTATIONS AND WARRANTIES.

         6.2.1 The Agent hereby warrants and represents the following to the
Developer:

                  6.2.1.1 That the Agent is duly organized, validly existing and in good standing under the laws of the State of Florida;

                  6.2.1.2 That the Agent has full power and authority to carry on its business as presently being conducted and as contemplated to be conducted hereunder and to execute, deliver and perform its obligations under this Agreement;

                  6.2.1.3 That the Agent will provide such documents and instruments in its possession or control that are necessary to effectuate the purposes hereunder, provided that such provision creates no additional cost or expense for the Agent that is not included in the Budget.

         6.2.2 The Agent hereby represents and warrants that Eighty Thousand and No/100 Dollars ($80,000.00) of the Total Project Cost that has been paid by the Agent shall not be returned or refunded by the Developer to the Agent.

6.3      CHANGES IN THE WORK.

         The Agent may, at any time, without invalidating this Agreement make Changes in the Work pursuant to a Change Order or Construction Change Directive.

         6.3.1    CHANGE ORDERS.

         Except as otherwise provided herein, no extra work or changes to the Work (including, without limitation, changes in the Scope of Work, the Contract Time, the Guaranteed Final Completion Date, the Guaranteed Maximum Construction Price, the Budgeted Amount or any other term or condition of this Agreement) (a "Change") shall be made except in accordance with a duly issued written change order authorizing such Change ("Change Order"), notwithstanding the course of dealing between, or the course of performance of, the parties or industry standards. All Change Orders shall be executed in writing by the Agent and the Developer. A Change Order shall constitute a final settlement on all items covered therein, including any compensation for impact on, or delay or acceleration in, the schedule for performing the Work.

         6.3.2    CHANGE PROPOSALS.

         In connection with any Change requested by the Agent, the Developer shall, within seven (7) days following its receipt of a written request for a Change, submit, in writing, to the Agent, a Change proposal for accomplishing such Change which Change proposal shall reflect the total cost and additional time, if any, for such Change under this Agreement.

         Any Change proposal submitted shall state the total cost and additional time, if any, for such Change, including, but not limited to (a) materials costs; (b) labor costs, by trade; (c) construction equipment rental costs, if any; (d) overhead and profit, if any, in accordance with the provisions of
Section 6.3.4; (e) changes to the Development Schedule, if any; and, (f) a detailed description of any and all impacts the Change may have on any activities on the critical path of the Development Schedule, except for a Change proposal for a Change estimated to cost Three Thousand and No/100 Dollars ($3,000.00) or less, which shall be submitted as a lump-sum total cost amount, showing (i) the Cost of the Work and (ii) the overhead/profit for such proposed Change as separate line-items of such lump-sum total cost amount, and shall include additional time, if any, proposed for such Change (a "Minor Change Proposal"). The Agent shall respond to such Change proposal within seven (7) days following its receipt of such Change proposal.

         6.3.3    CONSTRUCTION CHANGE DIRECTIVES.

                  (a) If the Agent and the Developer are unable to agree upon the terms of a Change Order and therefore fail to execute a Change Order, the Agent may, in writing, without invalidating this Agreement, order Changes in the Scope of the Work, consisting of additions or deletions thereto (a "Construction Change Directive").


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



                  (b) In the event that the Agent issue a Construction Change Directive to the Developer, the Guaranteed Maximum Construction Price shall be increased or decreased, as the case may be, by adding to the Guaranteed Maximum Construction Price the substantiated Cost of the Work performed as a result of the Change and subtracting from the Guaranteed Maximum Construction Price the Cost of the Work for any Work avoided as a result of the Change. Overhead, including general conditions, and profit, if any, attributable to the Change shall be calculated in accordance with this Section 6.3. The Developer, in its reasonable discretion, shall furnish competing bids or proposals for all such Changes.

                  (c)      Except for a Change Order issued from a Minor
                           Change Proposal, the Developer shall keep and present, in a manner consistent with good construction practices, an itemized accounting and appropriate original supporting data substantiating the costs expended in connection with any Change and provide same to the Agent to accompany the appropriate Construction Change Directive or Change Order, as the case may be, the form of which is attached hereto and made a part hereof as EXHIBIT P. Costs, for which the Developer shall be entitled to be compensated pursuant to a Change, shall be the following direct costs necessarily incurred in the performance of the Work pursuant to such Change, which costs shall be at rates not higher than the standard paid at the place of the Project, except with the prior written consent of the Agent: (i) direct labor costs; (ii) equipment costs; and (iii) material costs, as such costs are submitted by the subcontractor performing or, if appropriate, the Contractor who is self-performing, the Work pursuant to the Change or as such costs are set forth in the R.L. Means publication current at the time the Work pursuant to such Change is performed, whichever is less.

         6.3.4    OVERHEAD AND PROFIT ATTRIBUTABLE TO CHANGES.

         Notwithstanding anything contained herein to the contrary, for purposes of any and all additive Changes made pursuant to this Section 6.3, the total additional amount that may be charged by the Developer for overhead, including general conditions, and profit for any additive Change in the Work, for a subcontractor who is performing the Work pursuant to such Change, shall be ten percent (10%) of the cost of the Change and for the Contractor, five percent (5%) of the cost of such Change, for a combined maximum total additional amount of fifteen percent (15%) of the cost of such Change. If Work pursuant to a Change is self-performed by the Contractor, then the total overhead, including general conditions, and profit for any additive Change in the Work shall be fifteen percent (15%) of the cost of the Change.

         No additional overhead profit, fee, or any other sum in connection with any Change shall be compensable to the Developer, unless, when calculated at the time of Final Completion, the sum of all additive Changes minus the sum of all deductive Changes equals an amount that is in excess of the Change Order Contingency (the "Aggregate Excess Amount"). In such event, the Development Fee shall be subject to increase upon the agreement of the Agent and the Developer, provided, however, in no event shall the increase in the Development Fee exceed four and three tenths percent (4.3%) of such Aggregate Excess Amount.

         Notwithstanding any provisions to the contrary contained in this Agreement or in the Construction Contract Documents, for purposes of this
Section 6.3, "overhead and profit" shall mean all costs attributable to the Change, other than the direct cost of labor and materials and increased insurance and bond premium costs directly attributable to the Change, including, without limitation, the Developer's, the Contractor's and any Subcontractor's Change Order processing costs, clerical costs, home office overhead costs, administrative costs, field office overhead costs, the Development Fee, the Contractor's Fee and other costs attributable to such Change.


                                       17


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         Notwithstanding anything contained herein to the contrary, in the event of a contemporaneous deductive and additive Change in the Work relating to the same component, system or division of the Work, the overhead and profit shall be calculated on the basis of the net cost of the Change (I.E., the difference between the cost of the Change for the additive Change in the Work and the cost of the Change for the deductive Change in the Work).

         For any deductive Changes, there shall be a reduction in the Guaranteed Maximum Construction Price equal to the value of the deductive Change and the Contract Time shall be reduced, if at all, by a period equivalent to the number of days that such a deductive Change removes from the critical path of the most current Development Schedule.

         6.3.5    DUTY TO CONTINUE WORK.

         During the pendency of any dispute with respect to any proposed Change, the Developer shall continue to perform its obligation under this Agreement, regardless of the cause of the dispute and whether or not any extension of the Contract Time may be granted; provided, however, the Developer shall be paid in accordance with the terms of this Agreement, any undisputed amounts, as and when due.

         6.3.6 PERFORMANCE OF WORK INCORPORATED BY CHANGE ORDER OR CONSTRUCTION CHANGE DIRECTIVE.

         The Developer shall perform, or cause others to perform, Work incorporated by Change Order or Construction Change Directive so as to ensure that all dates set forth in the Development Schedule, as may be amended from time to time by mutual agreement of the Agent and the Developer, will be satisfied.

6.4 AGENT'S DECISION AUTHORITY. All of the Agent's decisions shall be made by Larry Signora, or such other person designated by the Agent, by providing such person's name, in writing, to the Developer as provided in Section 10.1 below.

                                    ARTICLE 7
                                OWNER'S PAYMENTS

7.1      PAYMENTS.

         The Agent shall cause payment to be made by the Owner in current funds for the Total Project Cost, which shall, in no event, exceed the Budgeted Amount. The Total Project Cost includes: the Development Fee, which shall not be subject to increase or decrease in the event that there is a Change in the Scope of the Work, unless increased in accordance with Section 6.3.4, due to an Aggregate Excess Amount; the Project Soft Costs; the Purchase Price to the Seller in accordance with this Agreement; the Closing Costs; and, the Construction Contract Sum, all as set forth in the Budget as such Budget may be amended from time to time in accordance with the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, prior to the earlier of December 15, 1997 or the date the Owner acquires title to the Site, amounts payable for the Project, directly by the Agent, are limited to the Agent's Maximum Payment, subject, however, to the Developer's obligation to return monies to the Agent as provided in Sections 3.2, 5.1 and elsewhere in this Agreement.

         7.1.1 APPLICATION OF SAVINGS. Prior to the Agent's acceptance of the Budget that is part of the Final Plan of Development, in the event that the cost of a line item in the Budget is determined to be less than the amount that is indicated in the Budget for such line item, subject to the approval of the Agent, the Developer may apply the difference between the budgeted amount of such line item and the actual, substantiated cost of such line item (the "Savings") to another line item in the Budget, subject to the following conditions: (i) for Savings in a line item of the Guaranteed Maximum Construction Price portion of the Budget, only an amount of Savings that is less than or equal to five percent (5%) of the budgeted amount of such line item may be applied to the Project Soft Costs portion of the Budget; and (ii) for Savings in a line item of the Project Soft


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



Costs portion of the Budget, an unlimited amount of such Savings may be applied to the Guaranteed Maximum Construction Price portion of the Budget. Notwithstanding the foregoing, the Purchase Price and the Change Order Contingency line items of the Budget shall, in no event, be subject to this Savings provision.

7.2 CONSTRUCTION CONTRACT COSTS. The Construction Contract Sum includes the following:

         7.2.1 CONTRACTOR'S FEES. The Developer acknowledges and agrees that the Contractor's Fee shall be included in the Construction Contract Sum and shall incorporate all of the Contractor's profit relating to the proper performance of the Developer's obligation to complete the Work under this Agreement. Under no circumstance shall the Agent be responsible or liable to the Developer for any additional fees relating to the Work, except to the extent expressly set forth in this Agreement.

         7.2.2 COST OF THE WORK. The Developer acknowledges and agrees that the Cost of the Work shall be limited to actual and direct expenditures reasonably and necessarily incurred in the performance of the Work in the categories of cost set forth in EXHIBIT M. The Developer acknowledges and agrees that the Contractor's General Conditions Cost shall include certain expenditures reasonably and necessarily incurred in the performance of the Work in the categories set forth in EXHIBIT N.

The Developer further acknowledges and agrees that the Cost of the Work for the Project shall, in no event, include any categories of cost that are not expressly set forth on EXHIBIT M or EXHIBIT N, or any costs that would cause the Guaranteed Maximum Construction Price to be exceeded unless due to Change Orders or Construction Change Directives in excess of the Change Order Contingency, and that the Developer will cause the Contractor to submit as part of the Construction Contract and to update with each of the Contractor's applications for payment, a Schedule of Values (as defined in the Construction Contract) that allocates the Cost of the Work among the categories set forth in EXHIBIT M and EXHIBIT N.

7.3      TIME OF COMPLETION.

         7.3.1 BONUS. The Developer shall achieve Substantial Completion of the Project within the Contract Time. Subject to the terms of this paragraph, in the event that the Date of Substantial Completion is a date earlier than June 1, 1998 (the "Bonus Date"), the Agent shall be obligated to pay to the Developer, as a bonus the sum of One Thousand Six Hundred Sixty-six and No/100 Dollars ($1,666.00) per day, for each and every day by which the Date of Substantial Completion precedes the Bonus Date. Notwithstanding anything contained herein, or elsewhere in the Agreement, to the contrary, in no event shall (a) the Agent be obligated to the Developer for the payment of a bonus in excess of the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) or (b) the Bonus Date be extended, unless an Authorized Extension is granted (i) for a delay for which the Agent is directly responsible or (ii) for a delay caused by an Event of Force Majeure, in which case the maximum number of days by which the Bonus Date may extended is sixty (60) days.

         7.3.2 LIQUIDATED DAMAGES. The Agent and the Developer agree and acknowledge that the Agent shall suffer substantial damages in the event that the Developer fails to achieve Substantial Completion of the Project, by itself or through others, within the Contract Time. The Agent's damages are not readily ascertainable as of the date of this Agreement. Therefore, if the Developer fails to achieve Substantial Completion of the Project, by itself or through others, within the Contract Time, the Developer shall be obligated to pay to the
Agent: (a) as liquidated and agreed damages, and not as a penalty, liquidated damages in the amount of One Thousand Six Hundred Sixty-six and No/100 Dollars ($1,666.00) per day, for each and every day that the Developer fails to achieve Substantial Completion within the initial thirty (30) days beyond the expiration of the Contract Time (the "Initial LD Period") (b) as liquidated and agreed damages, and not as a penalty, liquidated damages in the amount of Three Thousand Three Hundred Thirty-three and No/100 Dollars ($3,333.00) per day, for each and every day that the Developer fails to achieve Substantial Completion within the thirty (30) days beyond the expiration of the Initial LD Period (the "Second LD Period") and (c) as liquidated and agreed damages, and not as a penalty, liquidated damages in the amount of Four Thousand Five Hundred and No/100 Dollars ($4,500.00) per day, for each and every day that the Developer fails to achieve Substantial Completion within the seventy-two (72) days beyond the expiration of the Second LD Period (the "Third LD Period"). The Developer shall, in no event, be obligated to the Agent for the payment of liquidated damages in excess of Four Hundred Seventy-Four Thousand and No/100 Dollars ($474,000.00). In the event that the Developer fails to achieve Substantial Completion prior to the expiration of the Third LD Period, the liquidated damages provision shall be null and void and of no further force or effect and the Agent shall be entitled to recover from the Developer actual damages, meaning damages caused by the Developer's delay in achieving Substantial Completion, including any necessary rental and moving expenses incurred by the Agent and reasonable attorneys' fees and expert witness fees, but excluding other consequential damages which accrue after the expiration of the Contract Time. The Developer expressly agrees that the Agent shall have the right to deduct any amounts due for liquidated damages or actual damages from any and all amounts required to be paid by the Agent under this Agreement.

7.4      PROGRESS PAYMENTS.

         7.4.1 Based upon applications for payment which shall be submitted to the Agent by the Developer including all original supporting documentation reasonably requested by the Agent ("Application for Payment"), the Agent shall make progress payments on account of the Development Fee, Project Soft Costs, and the Construction Contract Sum, to the Developer as herein provided. The period covered by each Application for Payment shall be one calendar month ending on the 30th day of the month. On or before the 10th day of the following month, the Developer shall submit to the Agent, for approval, an Application for
Payment: (i) on account of the Development Fee based on the Development Fee Payment Schedule attached hereto and made a part hereof as EXHIBIT Q, which payment schedule is subject to modification in the event that there is a material delay in the progress of the Work, or the Agent reasonably believes that the Project may be otherwise materially and adversely affected; (ii) on account of Project Soft Costs, for Project Soft Costs reasonably and necessarily incurred during such month, based upon original invoices and other documentation of such expenditures, in form and content satisfactory to the Agent; and, (iii) on account of the Construction Contract Sum based on the amount certified by the Architect, subject to the approval of the Agent, to be due and owing to the Contractor. Provided an Application for Payment is received by the Agent no later than the 10th day of the month following the month covered by such Application for Payment, the Agent shall cause payment due to Developer hereunder to be made to the Developer no later than the 25th day of the same month. If an Application for Payment is received by the Agent after the 10th day of any such month, payment otherwise due to the Developer pursuant to the Agreement shall not be made until 30 days after such Application for Payment is received.

         7.4.2 As a condition precedent to the Agent's obligation to make progress payments, the Developer expressly agrees that the Developer shall furnish to the Agent, for the Developer, the Architect, consultants, the Contractor and all Subcontractors, material suppliers and laborers, at any tier, who provided services or furnished labor, materials or equipment during the payment period, and who is defined as a "Lienor" pursuant to Section 713.01, Florida Statutes, partial waivers and releases, in the total amount of the previous progress payment, in the respective forms therefor, attached hereto and made a part hereof as EXHIBIT K, an updated Development Schedule, and an updated Schedule of Values (as defined in the Construction Contract and as required of the Contractor by the terms of the Construction Contract).

         7.4.3 With respect to each Application for Payment, the Agent shall be entitled to retain ten percent (10%) of the Development Fee throughout the duration of the Project, and ten percent (10%) of the Construction Contract Sum for the payment of the first fifty percent (50%) of the Construction Contract Sum by trade, to assure the faithful performance of the Work and the other obligations hereunder by the Developer. If the Project is on schedule and the Agent has not identified any defect or deficiency in the quality of the Project, and the Lender and the Surety have no objections to a reduction in retainage for the Project, five percent (5%) of the Construction Contract Sum retainage shall be held by the Agent, on account, for the Developer for the payment of the second fifty percent (50%) of the Construction Contract Sum by trade; provided, however, the Agent shall have no obligation to reduce the ten percent (10%) retainage of the Construction Contract Sum. In the event that there is a material delay in the progress of the Work or the Agent


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



reasonably believes that the Project may be otherwise materially and adversely affected at any time during the performance of Work for the second fifty percent (50%) of the Project by trade, the Agent shall have the right to increase the amount held as retainage, up to the value of ten percent (10%) of the Work in place plus ten percent (10%) of the Development Fee previously paid, to offset any prior reduction in retainage. Additionally, the Agent in no way waives its right to demand proper performance of the Work or other services for the Project, whether or not any reduction in retainage is allowed. Any retainage due to the Developer shall be paid to the Developer at the time of final payment, after Final Completion. The Project Soft Costs are not subject to retainage.

         7.4.4 Upon the Execution Date, Developer shall be entitled to receive an initial draw for the Project Soft Costs, as outlined on EXHIBIT J attached hereto, upon submission of an Application for Payment in accordance with Section 7.4.1.

         7.4.5 When the Developer, by itself or through others, has achieved Substantial Completion of the Project, the Developer shall cause the Architect to issue a certificate of Substantial Completion. Prior to issuance of a certificate of Substantial Completion and prior to occupancy by the Agent, however, the Agent and the Developer, shall jointly inspect the Work and shall prepare a list of all items required by the Agent to be completed or corrected by, or on behalf of, the Developer for the Agent's approval (the "Punch List"). The Punch List shall be provided to the Developer within ten (10) business days after such inspection and the Punch List Work shall be completed within forty-five (45) days from issuance of the Punch List. Such inspection, however, shall not relieve the Developer from responsibility to correct any defective Work or to complete any incomplete Work.

7.5      FINAL COMPLETION.

         7.5.1 Final payment constituting the entire unpaid balance of the Total Project Cost shall be made by the Agent to the Developer within ten (10) days after the date of Final Completion. Final Completion shall not be deemed to have occurred until the last to occur of the following:

                  (a) the submission to the Agent by the Developer of true and correct copies of all permits, certificates of inspection and other approvals by governing authorities which are required for a final certificate of occupancy and use of the Project;

                  (b) the completion of the Punch List and the final cleaning of the Work by, or through, the Developer, to the Agent's satisfaction;

                  (c) the submission to the Agent by the Developer, of the record Drawings and Specifications, including Computer Aided Design (CAD) disks, therefor;

                  (d) the submission to the Agent by the Developer of notarized, fully executed final releases and waivers from the Developer, the Architect, its consultants, the Contractor and all Subcontractors and material suppliers, at any tier, who provided services or furnished labor, materials or equipment for the Project and who is defined as a "Lienor" pursuant to
                           Section 713.01, Florida Statutes, in the respective forms therefor, attached hereto and made a part hereof as EXHIBIT K, or a bond, satisfactory to the Agent, to indemnify the Agent from any claim of any such potential lienor;

                  (e) the submission to the Agent by the Developer of reasonable proof of payment of fees, taxes or similar obligations, if any, imposed upon the Developer, the Contractor and any Subcontractor, at any tier;

                  (f) the delivery to the Agent by the Developer of all operational, access, security and similar facilities, and all operation and maintenance manuals for the Project and evidence of all warranties required pursuant to the Construction Contract Documents and any additional warranties obtained in connection with the Work;

                  (g) the removal from the Project by the Developer of all temporary facilities, tools and similar items;

                  (h) the submission to the Agent by the Developer of the consent of the surety, if any, to final payment to the Contractor;

                  (i) the submission to the Agent by the Developer of an updated and complete list of names, addresses and telephone numbers and contact persons of the Contractor and of all Subcontractors, at every tier (collectively (a)-(i) constitute "Final Completion").

7.6      DELAYS.

         For the purposes of this Agreement, causes beyond the Developer's control shall mean only those causes permitted pursuant to the terms of this paragraph and no other causes. Should the Developer be delayed, interfered with, or hindered in the commencement, prosecution or completion of the Project by the act, omission, neglect or default of the Agent or of anyone employed by the Agent, or by an Event of Force Majeure, then the Developer shall be entitled to an extension of the Contract Time and the Guaranteed Final Completion Date for the time lost by reason of any of the aforesaid causes ("Authorized Extension"); provided, however, the Developer shall not be entitled to any such Authorized Extension unless the Developer: (a) delivers notice to the Agent in writing of the cause or causes of such delay, interference or hindrance within five (5) business days of the date that the Developer becomes aware or reasonably should have become aware that a delay would be occasioned thereby, (b) could not have reasonably anticipated or avoided such delay, interference or hindrance, and (c) has used reasonable means to minimize the consequences of any such delay, interference or hindrance. In no event shall an extension of the Contract Time and the Guaranteed Final Completion Date be granted to the Developer that is based upon a request from the Contractor unless the activity for which such an extension is requested is on the critical path of the most current revision of the Development Schedule that was submitted by the Developer to, and accepted by, the Agent prior to the occurrence of the event for which the extension is requested; provided, however, an extension of the Contract Time and the Guaranteed Final Completion Date may be granted if the activity for which such an extension is requested is not on the critical path of the most current revision of the Development Schedule, but the delay causes the activity to fall on the critical path and there is no reasonable alternative to schedule such activity off the critical path. The Developer agrees and acknowledges that no ground for delay or adjustment of the Contract Time and the Guaranteed Final Completion Date shall arise as a result of any reasonably foreseeable condition at the Site or anything contained in the Construction Contract Documents. The Developer's sole and exclusive remedy for a claim of delay, interference or hindrance in the commencement, prosecution or completion of the Project shall be an extension of the Contract Time and the Guaranteed Final Completion Date to the extent permitted pursuant to this Section 7.6; provided, however, in the event of a termination for convenience in accordance with Section 9.4 of this Agreement, payment shall be made in accordance therewith.

7.7      SITE CONDITIONS

         By commencing services under this Agreement, the Developer accepts the Site in its then existing condition, the Developer expressly waives any right to additional compensation, and other claims that may arise, due, in whole or in part, to Site conditions, including, without limitation, subsurface and environmental conditions.

                                    ARTICLE 8
                          INSURANCE AND INDEMNIFICATION

8.1 INSURANCE. The Developer shall, at a minimum, procure and maintain, at its own expense, or cause to be procured and maintained, throughout the performance of its services pursuant to this Agreement, the following insurance from insurance companies that (a) have a general policyholder's rating of not less than "A" and a financial rating of not less than "VIII" in the most current Best's Key Rating Guide and (b) are authorized to do business in the State of
Florida:

         8.1.1 WORKER'S COMPENSATION INSURANCE. The Developer shall procure and maintain workers' compensation insurance at the statutory limit and in accordance with the laws of the State of Florida, and Employer's Liability Insurance, with limits equivalent to not less than Five Hundred Thousand and No/100 Dollars ($500,000.00).

         8.1.2 COMMERCIAL GENERAL LIABILITY INSURANCE. The Developer shall procure and maintain comprehensive commercial general liability insurance as provided herein, including, without limitation, coverage for: (i) Premises/Operations; (ii) Independent Contractors' cross-liability for vicarious liability of the Developer, for acts of other consultants/subcontractors/sub-consultants; (iii) Contractual Liability; (iv) Product/Completed Operations; (v) XCU (explosion, collapse, underground perils) Hazards; (vi) Personal Injury Liability (no employee exclusions, except the fellow-employee exclusion, provided, however, owners, partners, and officers are considered employees); and, (vii) Broad Form Property Damage; with limits of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence and a Twenty-five Million and No/100 Dollars ($25,000,000.00) policy aggregate. This insurance must be written on an occurrence basis and must be maintained in full force and effect for at least one (1) year after Final Completion.

         8.1.3 COMPREHENSIVE AUTOMOBILE LIABILITY. The Developer shall procure and maintain comprehensive automobile liability insurance, covering all owned, leased, non-owned, borrowed and hired vehicles used in connection with this Agreement, on an occurrence basis and with limits of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence.

         8.1.4 UMBRELLA LIABILITY INSURANCE. The Developer shall procure and maintain umbrella liability insurance, including, without limitation, coverage for all perils covered by the Employers Liability Insurance, Commercial General Liability Insurance and Comprehensive Automobile Liability Insurance described above, with limits of at least Twenty-five Million and No/100 Dollars ($25,000,000.00) per occurrence and Twenty- five Million and No/100 Dollars ($25,000,000.00) policy aggregate. This insurance must be written on an occurrence basis, state that the State of Florida is the policy territory, apply to occurrences and suits anywhere in the world, and be maintained in full force and effect for at least one (1) year following Final Completion.

         8.1.5 PROFESSIONAL LIABILITY INSURANCE. The Developer shall cause the Architect, and the Architect's consultants, to procure and maintain as provided herein, professional liability insurance, including, without limitation, insurance covering errors and omissions in the performance of professional duties that may occur in connection with the Project, or any portion thereof, with policy limits of not less than One Million and No/100 Dollars ($1,000,000.00) per claim/annual aggregate. The Developer shall cause the Architect to be obligated to pay any deductible, which deductible amount shall not exceed One Hundred Twenty-five Thousand and No/Dollars ($125,000.00). The Developer shall cause the Architect to maintain claims-made coverage in similar amounts for one (1) year following Final Completion.

         8.1.6 BUILDER'S RISK INSURANCE. The Developer shall procure or caused to be procured and maintain builder's risk insurance, insuring the interest of the Owner, the Agent, the Contractor, the Subcontractors, at any tier, and other persons or interests as the Agent may designate, in writing, against all risks of direct physical loss of, or damage to, the Project, subject to the exclusions, limitations, terms, and conditions of the Developer's insurance policy. The policy(ies) for such Builder's Risk insurance shall be secured and maintained by the Developer in form acceptable to the Agent and shall contain waivers of subrogation in favor of the Developer, the Contractor and all Subcontractors at any tier.


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




Coverage applies to all materials, supplies and equipment that are consumed on, or intended for specific installation in, the Project while such materials, supplies, and equipment are located at the Site.

Coverage will be written on a replacement cost basis.

Although the Agent is not obligated to reimburse the Developer for the cost of any materials or equipment until such materials and equipment have been delivered and suitably stored at the Site for incorporation in the Work, coverage shall apply for transit and storage away from the Site.

The Agent shall not be liable or responsible for any loss or damage whatsoever in connection with any and all items not insured or underinsured under the Builder's Risk coverage.

The Builder's Risk insurance policy shall provide that any loss insured under this Section 8.1 shall be adjusted with the Developer and made payable to the Developer as fiduciary for the insureds, as their interests may appear, subject to the requirements of any applicable mortgagee clause. The Developer shall pay the Contractor, and shall cause the Contractor to pay the Subcontractors, their just shares of any insurance moneys received. The Developer, as fiduciary, shall have power to adjust and settle any loss(es) with insurers.

8.2 All of the foregoing insurance provided or caused to be provided by the Developer shall: (i) be primary to any and all of the insurance carried by the Agent, and the Agent's insurance shall be in excess of, and not contribute with, the insurance provided by the Developer; and (ii) contain provisions entitling the Developer to waive its rights of recovery against any person or entity before loss.

8.3 Before commencing the services under this Agreement, the Developer shall furnish a certificate, satisfactory to the Agent, substantially in the form attached to this Agreement and made a part hereof as EXHIBIT L, from each insurance company showing that the above insurance is in force, stating policy numbers, dates of expiration, and limits of liability thereunder, and disclaiming the existence of any riders except those specifically described therein. The certificate and the above policies of insurance shall further provide that the insurance will not be canceled, changed, non-renewed or allowed to expire until the expiration of at least thirty (30) days after written notice of such cancellation, change, non-renewal or expiration has been received by the Agent.

8.4 The Agent, the Owner and the Lender shall be specifically listed as additional insureds on the Commercial General Liability Insurance policy, the Automobile Liability Insurance policy, and any umbrella policies which may be applicable to the Project. The Developer shall deliver to the Agent a certificate, acceptable to the Agent, identifying the additional insureds in accordance with the requirements hereof.

8.5 The Developer shall require the Architect and the Contractor, and require the Contractor to require its Subcontractors, to maintain insurance as required in Sections 8.1.1, 8.1.2, 8.1.3 and 8.1.4, unless otherwise agreed, in writing, by the Agent.

8.6 The Developer shall pay all deductible amounts and all costs not covered because of any deductibles with respect to all policies of insurance required herein.

8.7 WAIVER. The Developer hereby waives any right of recovery for an insurable loss under the foregoing insurance that it may have at any time against the Agent and the Lender (including any of the other additional insureds hereunder), to the extent of coverage by the foregoing insurance, whether or not actually provided by the Developer. The Agent hereby waives its right of recovery for an insurable loss under the foregoing insurance against the Developer, but only to the extent of coverage by the foregoing insurance.

8.8 NO LIMITATION ON LIABILITY. The limits of the aforementioned insurance coverages described in this Article 8, to be provided by the Developer and any other persons or entities, shall not in any manner be construed to be a limitation on the liabilities or obligations of the Developer, the Architect, the Contractor or any Subcontractor, at any tier.


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8.9 FAILURE TO MAINTAIN. If the Developer fails to maintain any insurance required hereunder at any time during the performance of the services under this Agreement, the Agent shall have the right, but not the obligation, to procure and maintain such insurance for, and in the name of, the Developer, and the Developer shall pay the reasonable cost thereof and shall furnish all necessary information to make effective and maintain such insurance. The Agent, at its sole option, may deduct the cost of procuring and maintaining such insurance from any balance due to the Developer under this Agreement.

8.10 BONDS. If required by the Lender, the Developer shall cause the Contractor to procure a Performance Bond and a Labor and Material Payment Bond to secure the performance and payment obligations of the Contractor. The Performance Bond and the Labor and Material Payment Bond shall be in the forms attached hereto and made a part hereof as EXHIBIT O, and shall be written in the amount of the Guaranteed Maximum Construction Price or such lesser amount required by the Lender and the premium therefor shall be payable from the Change Order Contingency.

8.11 INDEMNITY. For and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the Developer shall defend, indemnify and hold the Agent and the Owner, their officers, directors, shareholders, partners, sureties, insurers, employees, agents or servants (individually, the "Indemnitee," collectively, the "Indemnitees") harmless from and against any and all claims, damages, liabilities, suits and costs of every kind and description, including reasonable attorneys' fees, experts' fees, and court costs at the pre-trial, trial and appellate levels, and from and against any and all damages for which any Indemnitee may be liable, to the extent caused by the Developer's acts or omissions, related to, arising out of or in connection with the Project, or the Developer's negligence, including, without limitation, damages for injury or death to persons or damage to property. In addition to any other remedies available to the Indemnitees at law or in equity, in the event that any claim for costs or damages is made against the Indemnitees or the Developer with respect to, arising out of or in connection with the Project, the Developer acknowledges and agrees that such portion of the Total Project Cost that may be, or become, due to the Developer, as reasonably may be considered necessary by the Agent to discharge any obligation under this indemnity provision, shall be retained by the Agent on account of the Developer until the entry of a final non-appealable order of a court of competent jurisdiction disposing of such claim and directing the disbursement of such amount.

                                    ARTICLE 9
              DISPUTE RESOLUTION; DEFAULT; SUSPENSION; TERMINATION

9.1 DISPUTE RESOLUTION. The Developer and the Agent agree to make every reasonable effort to resolve any dispute under this Agreement prior to any party's proceeding to terminate this Agreement due to a default by any other party. Accordingly, in the event of a dispute related to the performance of the Developer or the Agent under this Agreement, the Developer and the Agent agree not to exercise their respective termination rights until written notice, stating the cause or event giving rise to such termination, is delivered to the other party, and representatives of both parties have met and failed to resolve the dispute within fourteen (14) days following such notice; provided, however, the parties shall endeavor to resolve a payment dispute within five (5) business days following such notice.

9.2 EVENTS OF DEVELOPER'S DEFAULT. The following shall be "Events of Developer's Default":

         9.2.1 The filing by the Developer or the Contractor of a petition commencing a voluntary proceeding under the Federal Bankruptcy Code or any other federal, state or local law or statute pertaining to bankruptcy or insolvency; a general assignment by the Developer or the Contractor for the benefit of creditors; an admission in writing by the Developer or the Contractor of its inability to pay debts as they become due; the filing by the Developer or the Contractor of any petition or answer in any proceeding seeking for itself, or consenting to, or acquiescing in any insolvency, receivership or similar relief under any laws pertaining to bankruptcy or insolvency, or the filing by the Developer or the Contractor of an answer or other pleading admitting or failing to deny, or to contest, the material allegations of a petition filed against it in any such proceeding; the seeking or consenting to, or acquiescence by the Developer or the Contractor in the


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appointment of any custodian, trustee, receiver or liquidator of it, or any part of its property; and the commencement against the Developer or the Contractor of an involuntary proceeding under the Federal Bankruptcy Code, or a proceeding under any law or statute pertaining to insolvency, which case or proceeding is not dismissed or vacated within ninety (90) days; or

         9.2.2 The failure of the Developer or the Contractor in the performance of any material obligations under this Agreement or the Construction Contract, provided that the Agent has provided the Developer with written notice of such failure, specifying with detail, the nature of such failure, and such failure is not cured within fourteen (14) days following the receipt by the Developer of such written notice from the Agent, or, provided that such failure cannot be cured within such fourteen (14)-day period, if the Developer does not commence to cure such failure within such fourteen (14)-day period and thereafter diligently pursue the cure of such failure.

9.3      EVENTS OF AGENT'S DEFAULT. The following shall be "Events of Agent's
Default":

         9.3.1 The failure of the Agent to pay the Developer amounts due to the Developer under this Agreement, as and when due, provided that the Developer has provided to the Agent written notice of such failure, and such failure continues for fifteen (15) days after the receipt by the Agent of such written notice; or

         9.3.2 The failure of the Agent in the performance of any material obligations under this Agreement, provided that the Developer has provided the Agent with written notice of such failure, specifying with detail, the nature of such failure, and such failure is not cured within fourteen (14) days following the receipt by the Agent of such written notice from the Developer, or, provided that such failure cannot be cured within such fourteen (14)-day period, if the Agent does not commence to cure such failure within such fourteen (14)-day period and thereafter diligently pursue the cure of such failure.

9.4 TERMINATION FOR CONVENIENCE. The Agent may terminate this Agreement without cause at any time by the giving of written notice to the Developer at least seven (7) days prior to the effective date of termination specified in such notice (the "Notice of Termination"). After receipt of such Notice of Termination, the Developer shall suspend all services under this Agreement, including, but not limited to, the Work on the date specified in such Notice of Termination and shall by itself, or through others: (a) terminate all orders and subcontracts chargeable to the performance of this Agreement, which may be terminated without costs; (b) terminate and settle, subject to approval of the Agent, other orders and subcontracts where the cost of settlement will be less than costs which would be incurred were such orders and subcontracts to be completed; and (c) transfer to the Agent, in accordance with the Agent's directions, all materials, supplies, Work in progress, facilities, equipment, machinery or tools acquired by the Developer and the Contractor in connection with the performance of the Work and for which the Developer is to be reimbursed hereunder, and all Drawings, working drawings, sketches, Specifications and information accumulated for use in the performance of the Work. The Developer shall by itself, or through others, if directed by the Agent and to the extent stated in the Notice of Termination, do such work as may be necessary to preserve the Work in progress and to protect materials and equipment at the Site or in transit thereto. If the Agent terminates this Agreement in accordance with this Section on or before the date the Developer has obtained the building permit for the Project, the Developer shall be paid an additional amount, if necessary, so that the aggregate sum of the portion of the Development Fee payable to the Developer equals Two Hundred Thousand and No/100 Dollars ($200,000.00). If the Agent terminates this Agreement in accordance with this Section after the date the Developer has obtained the building permit and on or before the "dry-in" of the building on the Site is accomplished, the Developer shall be paid an additional amount, if necessary, so that the aggregate sum of the portion of the Development Fee payable to the Developer equals Three Hundred Twenty-five Thousand and No/100 Dollars ($325,000.00). If the Agent terminates this Agreement in accordance with this Section after the date the Developer has "dried-in" the building on the Site, but on or before Final Completion, the Developer shall be paid an additional amount, if necessary, so that the aggregate sum of the Development Fee payable to the Developer equals Four Hundred Seventy-five Thousand and No/100 Dollars ($475,000.00). Notwithstanding anything contained herein to the contrary, the Agent's obligation for any payment of any portion of the Development Fee shall be of no force or effect in the event the Project is terminated by the


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



Agent for any cause attributable, in whole or in part to the Developer, the Architect, or the Contractor, or any other person or entity under contract with, or under the employ or control of, any of them.

9.5 SUSPENSION. The Agent may, without cause, suspend or delay the Project in whole or in part and for such period as it may determine, at any time by the giving of written notice to the Developer at least three (3) days prior to the effective date of suspension specified in such notice (the "Notice of Suspension"). After receipt of such Notice of Suspension, the Developer shall suspend all services under this Agreement, including, but not limited to, the Work on the date specified in such Notice of Suspension. In such event, an appropriate and equitable adjustment to the Contract Time and the Guaranteed Maximum Construction Price (if necessary), shall be made by the Agent, provided that no such adjustments shall be made if performance is or was suspended or delayed by another cause for which the Developer, or any person or entity under the Developer's control, including the Contractor and the Architect, was in whole or in part responsible. In the event of a suspension of the Project by the Agent for a period in excess of three (3) consecutive months that (i) is not attributable to an event of Force Majeure, and (ii) is due directly to any cause within the control of the Agent, upon the expiration of such 3-month period, the Developer may, in writing, request that the Agent consider such suspension to be a termination for convenience and upon such written request and the Agent's agreement therewith, the Project shall be terminated in accordance with Section
9.4 of this Agreement and payment shall be made in accordance therewith.

9.6 REMEDIES. If an Event of Developer's Default or an Event of the Agent's Default occurs, the non-defaulting party may terminate this Agreement upon providing written notice of termination to the defaulting party, subject to the provisions of Section 9.1 hereof. Termination shall be effective seven (7) days after the defaulting party has received such notice of termination (the "Effective Termination Date"); provided, however, such seven (7)-day period shall not be deemed to be a cure period. In addition to such right of termination, the non-defaulting party shall have all other remedies available to it at law or equity, as a result of such default, subject to any specific limitations set forth in this Agreement.

9.7 TERMINATION AND ASSIGNMENT. In the event of termination of this Agreement or the nullification of this Agreement in accordance with this Article 9 or Section 5.1.1, the Developer shall not be entitled to any additional compensation beyond that which has been paid or is then presently due and owing pursuant this Agreement by the Agent to the Developer. The Developer hereby assigns, transfers and sets over to and grants all of the Developer's right, title and interest in and to the Construction Contract, the Design Contract, and any other agreement that the Developer enters into that is related to the Project, together with all amendments, addenda, supplements, modifications, Change Orders, Construction Change Directives, and extensions thereto, whether made now or hereafter (collectively, the "Contracts") to the Agent (the "Assignment"). The Developer shall, in the Contracts, obtain the respective written consents of the Contractor and the Architect to this Assignment and shall cause the Contractor and the Architect to obtain the written consents of each of its subcontractors and Consultants for the Project, as the case may be, to this Assignment. The Agent may exercise its rights under this Assignment upon the occurrence of an Event of Developer's Default or a Termination for Convenience. Immediately upon written notice to the Developer, made as provided in this Agreement, that the Agent is exercising its rights hereunder, the Agent shall succeed to all the Developer's right, title and interest in and to the Contracts; provided, however, the Agent does not hereby assume any of the Developer's obligations or duties under or in connection with the Contracts until and unless the Agent shall exercise its rights hereunder.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

10.1 NOTICE. Any notice required to be given hereunder shall be in writing and mailed, postage prepaid, by United States Certified or Registered Mail, Return Receipt Requested, telecopied or dispatched by overnight courier, and shall be deemed given on the earliest to occur of (a) receipt thereof, (b) three (3) days after the day on which same was deposited in the United States Postal Service with proper postage affixed, or (c) the day following the delivery of such overnight delivery service, addressed to the parties as follows, unless a different address is later designated by any party by furnishing written notice of such change to the other parties under this notice provision:

         For notice to the Developer:

                                    CODINA DEVELOPMENT CORPORATION
                                    Two Alhambra Plaza
                                    PH II
                                    Coral Gables, FL 33134
                                    Attn: Eric Swanson

         With copies to the same address to the attention of: Ford Gibson and Robert Ferranti

         With a copy to:

                                    BERMAN WOLFE & RENNART
                                    100 S.E. 2nd Street, 35th Floor
                                    Miami, FL 33131
                                    Attn: Leon J. Wolfe, Esq.

         For notice to the Agent:

                                    THE VINCAM GROUP, INC.
                                    2850 Douglas Road
                                    Coral Gables, FL 33134
                                    Attn: General Counsel

         With copies to the same address to the attention of: Stephen Waechter and Raphael Peruyera

         With a copy to:

                                    STEEL HECTOR & DAVIS LLP
                                    200 South Biscayne Blvd.
                                    Miami, FL 33131
                                    Attn: Jorge Diaz-Silveira, P.A.

10.2 ASSIGNMENT. Subject to the Developer's obligation to enter into the Design Contract with Architect and to enter into the Construction Contract with the Contractor as provided in Article 5 hereof, this Agreement is for the professional services of the Developer and may not be assigned by the Developer without the prior written consent of the Agent, which consent may not be unreasonably withheld. Except as required by the Owner or the Lender, the Agent shall not be entitled to assign this Agreement without the prior written consent of the Developer, which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

10.3 GOVERNING LAW AND VENUE. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida. The parties acknowledge that personal jurisdiction upon proper service will be valid in the State of Florida, and that venue of all actions arising out of or related to this Agreement shall be proper only in Dade County, Florida, and shall be brought either in the Circuit Court in and for Dade County, Florida or the United States District Court for the Southern District of Florida.


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



10.4 WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE DEVELOPER TO ENTER INTO THIS AGREEMENT.

10.5 CONSTRUCTION. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

10.6 BINDING EFFECT. The covenants, terms, conditions, provisions and undertakings in this Agreement, shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto as if they were in every case named and expressed and wherever reference is made to any of the parties hereto, it shall be held to include and apply also to the legal representatives, successors and assigns of such party as if in each and every case so expressed.

10.7 FURTHER INSTRUMENTS. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, term, condition or assurance in this Agreement whenever the occasion shall arise and request for such instrument shall be made.

10.8 INTEGRATION AND MERGER. This Agreement shall constitute the full and complete understanding between the parties as to the matters addressed herein. There are no oral understandings, terms or conditions, and no party has relied on any representation, express or implied, not contained in this Agreement. All prior understandings, terms or conditions, with any party to this Agreement, are deemed to merge in this Agreement, and this Agreement cannot be changed or supplemented except by an agreement in writing and signed by all of the parties to this Agreement.

10.9 SEVERABILITY. If any provisions of this Agreement shall be declared invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

10.10 COMPLIANCE WITH LAWS. None of the parties hereto shall in any manner, directly or indirectly, violate any Public Laws in connection with the performance of their respective obligations under the terms of this Agreement.

10.11 EXHIBITS. All exhibits referenced in this Agreement are incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement; provided, however, the terms of this Agreement shall govern and control to the extent of any inconsistency or conflict between this Agreement and an exhibit.

10.12 ATTORNEYS' FEES. In the event of litigation arising under, or in connection with, this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expert fees, and costs, from the non-prevailing party and at the hearing pre-trial, trial and appellate levels. This provision shall survive the termination of this Agreement for any reason.

10.13 SURVIVAL. The warranties and indemnities set forth in this Agreement shall survive the termination or nullification of this Agreement.

10.14 AMENDMENTS. No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly


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



executed by all parties hereto. No change, amendment or modification of this Agreement shall be deemed to be made by any party on the basis of any action or failure to act by any party or by the course of performance, course of dealing, or course of conduct of any party.

10.15 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

10.16 NO WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

10.17 COUNTERPARTS. Provided that all parties hereto execute an original of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.18 NO AGENCY. It is understood and agreed that the Developer is acting as an independent contractor in the performance of its services hereunder, and nothing herein contained shall be deemed to create an agency relationship between the Agent and the Developer.

10.19 REAL ESTATE BROKERS. The Agent and the Developer represent and warrant to each other that they have not dealt with any broker in connection with the transaction contemplated by this Agreement other than Codina Bush Klein - ONCOR International ("CBKO") for which the Developer shall pay a brokerage fee pursuant to a separate agreement with CBKO. The Agent and the Developer, each to the other, agrees to indemnify and hold the other harmless from and against any and all costs or liabilities, including reasonable attorneys' fees, and expert fees, whether incurred in, pretrial, trial or appellate levels, for brokerage or professional service fees claimed by any broker employed or claiming to have been employed by such party. This Section 10.19 shall survive the termination or nullification of this Agreement.

The fees due to the undersigned CBKO brokers shall be paid as follows: Two Hundred Forty-two Thousand Eight Hundred Seventy-eight and 32/100 Dollars ($242,878.32) upon execution of the Agreement and the balance upon Substantial Completion.

10.20 CALENDAR DAY. Unless otherwise specified in this Agreement, any reference to "days" shall refer to calendar days.

10.21 PAYMENT BY AGENT. With respect to all payment obligations of the Agent contained in this Agreement, the Agent is acting solely as the agent for the Owner, and not in any other capacity, and the Agent shall, in no event, be responsible for payment of any sum of money for this Project in excess of the Agent's Maximum Payment.


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




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in six (6) counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single instrument, by and through their duly authorized representatives, as of the date first written above.

                                   DEVELOPER:

Signed, sealed and delivered in              CODINA DEVELOPMENT
the presence of:                             CORPORATION, a Florida corporation

/S/ ROBERT G. FERRANTI                       By: /S/ O. FORD GIBSON
--------------------------                       -------------------------------
Name: Robert G. Ferranti                           O. Ford Gibson, President

/S/ CARMEN C. CASTILLO
--------------------------
Name: Carmen C. Castillo

                                             AGENT:

                                             THE VINCAM GROUP, INC., a Florida
                                             corporation

/S/ WILLIAM H. HOLLY                         By:   /S/ STEPHEN L. WAECHTER
--------------------------                        -----------------------------
Name: William H. Holly                       Name: Stephen L. Waechter
                                             Title: CFO

/S/ ELIZABETH J. KEELER
--------------------------
Name: Elizabeth J. Keeler


/s/ Robert Garcia
--------------------------
Robert Garcia

                JOINDER BY CODINA BUSH KLEIN ONCOR INTERNATIONAL

Codina Bush Klein Oncor International is executing this Agreement solely for the purpose of acknowledging and agreeing that the fee due to them in connection with the transaction contemplated by this Agreement shall be an amount equal to six percent (6%) of the actual amount of (i) the total Project hard costs and
(ii) the following Project Soft Costs: Shell Architect's Fee, T.I. Drawings, Engineers & Consultants, Reimbursables and Impact/Permit Fees.

                                          CODINA BUSH KLEIN ONCOR INTERNATIONAL,
                                          a Florida corporation

Signed, sealed and delivered
in the presence of:

/S/ ROBERT GARCIA                         By: /S/ WILLIAM H. HOLLY
--------------------------                   ----------------------------
Name: Robert Garcia                            William H. Holly


/S/ ELIZABETH J. KEELER
--------------------------
Name: Elizabeth J. Keeler


/S/ SUSAN STERN                           By: /S/ TERE BLANCA DE ULLOA
--------------------------                   ----------------------------
Name: Susan Stern                              Tere Blanca de Ulloa


/S/ PAT KELLY
---------------------------
Name: Pat Kelly


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